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                             EXHIBIT 21.1

                     SUBSIDIARIES OF THE REGISTRANT



-   Image Sciences, Inc.
    Texas
    100% owned


-   FormMaker Software, Inc.
    Georgia
    100% owned

-   Micro Dynamics, Ltd.
    Delaware
    99.9% owned by FormMaker Software, Inc.